Exhibit 10.5.3

PERFORMANCE STOCK OPTION AGREEMENT
Under the
SUNCOKE ENERGY, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN

This Performance Stock Option Agreement (the “Agreement”) entered into as of __________ (the “Agreement Date”), by and between SunCoke Energy, Inc. (“SunCoke”) and __________________, who is an employee of SunCoke or one of its Affiliates (the “Participant”);
W I T N E S S E T H:
WHEREAS, the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “Plan”) is administered by the Compensation Committee or its duly appointed sub-committee (the Compensation Committee or such sub-committee, the “Committee”), and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of an option representing the right to purchase shares of Common Stock of SunCoke (a “Stock Option”), which Award is subject to a risk of forfeiture by the Participant, with the vesting of such Option being conditioned upon the attainment of one or more vesting conditions and the Participant’s continued employment with SunCoke or one of its Affiliates through the end of the applicable vesting period; and
WHEREAS, the Participant has determined to accept such Award;
NOW, THEREFORE, in consideration of these premises and the mutual promises of each of the Parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunCoke and the Participant, each intending to be legally bound hereby, agree as follows:
ARTICLE I
OPTION TO PURCHASE COMMON STOCK

1.1    Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings::

(a)	Participant: --------------
(b)    Grant Date: _____________
(c)    Shares Subject to Stock Option: _____________
(d)    Exercise Price: _____________

(e)
Vesting: The Stock Option shall vest and become exercisable upon satisfaction with both the service schedule and the performance condition, subject to continued employment by the Participant with SunCoke or an Affiliate through the applicable period:

(i) Service vesting schedule:

•	33% on 1/3 on _____________

•	33% on 1/3 on _____________

•	Remainder on _____________

(ii) Performance vesting condition:
The trading day following the trading day on which the closing price of the Common Stock equals or exceeds 150% of the Exercise Price set forth in (d) above for any 15 trading days during the three-year period beginning on the date of grant, subject to continued employment by the Participant. The date on which the conditions of both (e)(i) and (e)(ii) are met shall be the “Vesting Date”.
Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.
1.2    Award of Stock Option. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted a Stock Option to purchase up to the number of Shares Subject To Stock Option set forth in Section 1.1, at the Exercise Price set forth in Section 1.1. The Stock Option is not intended to be, and shall not be treated as, an “incentive stock option” as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended.
1.3    Term, Exercisability. Once vested, the Stock Option shall not be exercisable, either in whole or in part, on or after the Expiration Date. Unless fully exercised by the Expiration Date, the Stock Option shall automatically be canceled to the extent not yet exercised. The “Expiration Date” shall be the earliest to occur of:
(a)    _____________, which is the ten-year anniversary of the Grant Date;
(b)    the third anniversary of the date of termination of the Participant’s employment, other than as a result of the Participant’s Retirement, death, permanent disability or a Qualifying Termination; or
(c)    the one-year anniversary of the date of the Participant’s Qualifying Termination.
Notwithstanding anything herein to the contrary, the Stock Option, whether vested or unvested, will be canceled immediately upon the termination of the Participant’s employment at any time for Just Cause. For purposes of this Agreement:
(i)a Participant’s termination of employment shall not be deemed to be a “Retirement” unless: (x) such termination is other than for Just Cause; (y) the Participant has attained at least 55 years of age; and (z) the Participant’s age, when added to such Participant’s years of credited service with the SunCoke and/or its Affiliates, equals at least 65 years; and
(ii)a Participant shall have a “permanent disability” if he is found to be disabled, under the terms of SunCoke’s long-term disability policy in effect at the time of the Participant’s termination, due to such condition or if the Committee in its discretion makes such determination.
1.4    Method of Exercising Stock Option.
(a)The Stock Option, once vested, may be exercised from time to time in whole or in part, by written notice delivered to and received by SunCoke prior to the Expiration Date, so long as the Participant is in compliance with SunCoke’s insider trading policy and the pre-clearance process. This notice must:
(i)    be signed by the Participant;
(ii)    state the Participant’s election to exercise the Stock Option;

(iii)    specify the number of whole shares of Common Stock with respect to which the Stock Option is being exercised;
(iv)    be accompanied by a check payable to SunCoke, in the amount of the Aggregate Exercise Price for the number of shares purchased and the required tax withholding. Alternatively, the Participant may pay all or a portion of the Aggregate Exercise Price by:
(A)    delivering to SunCoke shares of previously owned Common Stock having an aggregate Fair Market Value (valued as of the date prior to exercise) equal to the Aggregate Exercise Price and required tax withholding, in which event, the stock certificates evidencing the shares to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to SunCoke; or
(B)    authorizing a third party to sell a sufficient portion of the shares of Common Stock acquired upon exercise of the Stock Option and remit to SunCoke a sufficient portion of the sale proceeds to pay the entire Aggregate Exercise Price and required tax withholding.
(b)As soon as practicable after SunCoke receives such notice and payment, SunCoke will deliver to the Participant either:
(i)    a certificate or certificates for the shares of Common Stock so purchased; or
(ii)    other evidence of the appropriate registration of such shares on SunCoke’s books and records.
1.5    Termination of Employment.
(a)    Termination of Employment - In General. Upon termination of the Participant’s employment with SunCoke and its Affiliates for any reason other than (i) a termination of employment due to Retirement; (ii) a Qualifying Termination or termination of employment due to death or permanent disability; or (iii) a termination of employment for Just Cause, the unvested portion of the Stock Option shall terminate immediately, and the vested portion of the Stock Option shall remain exercisable in accordance with Section 1.3 of this Agreement.
(b)    Termination of Employment Due to Retirement. Upon termination of the Participant’s employment with SunCoke and its Affiliates due to Retirement:
(i)    if the Retirement occurs prior to December 31 of the calendar year in which the Stock Option was granted, the then unvested Stock Option shall terminate immediately; and
(ii)    if the Retirement occurs on or after December 31 of the calendar year in which the Stock Option was granted, the unvested portion of the Stock Option shall continue to be subject to the vesting conditions set forth in Section 1.1(e) of this Agreement; provided, however, that if the Participant subsequently dies prior to the Vesting Date, the unvested portion of the Stock Option shall immediately vest and become exercisable, and the vested portion of the Stock Option, including the portion that vests pursuant to this Section 1.5, shall remain exercisable as described in Section 1.3 of this Agreement.
(c)    Qualifying Termination; Termination Due to Death or Permanent Disability. In the event of the Participant’s Qualifying Termination or termination of employment due to death or permanent disability, the unvested portion of the Stock Option shall immediately vest and become exercisable, and the vested portion of the Stock Option, including the portion that vests pursuant to this Section 1.5, shall remain exercisable for the period set forth in Section 1.3 of this Agreement.

(d)    Termination for Just Cause. Upon termination of the Participant’s employment with SunCoke and its Affiliates for Just Cause, the Stock Option, whether vested or unvested, shall be canceled immediately.
ARTICLE II
GENERAL PROVISIONS
2.1    Non-Assignability. Unless otherwise determined by the Committee, the Stock Option shall not be assignable or transferable by the Participant, except as set forth in Section 3.5 of the Plan. During the life of the Participant, the Stock Option shall be exercisable only by the Participant or by the Participant’s guardian or legal representative, unless the Committee determines otherwise.
2.2    Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of, SunCoke and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of SunCoke’s assets and business. In the event of the Participant’s death prior to exercise of the Stock Option, the Stock Option may be exercised by the Participant’s beneficiary (or if no designated beneficiary, then by the legal representative of the Participant’s estate) to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary or legal representative of the estate of the Participant.
2.3    Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.
2.4    Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the Stock Option and the terms and conditions of the Plan under which the Stock Option is granted, the provisions in the Plan shall govern and prevail. The Stock Option and this Agreement are each subject in all respects to, and SunCoke and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms.
2.5    Amendment. This Agreement may be amended in accordance with the terms of Section 6.10(b) of the Plan.
2.6    Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.
2.7    Governing Law. The validity, construction, interpretation and effect of this instrument shall be governed exclusively by, and determined in accordance with the law of the State of DELAWARE (without giving effect to the conflicts of law principles thereof), except to the extent pre-empted by federal law, which shall govern.
2.8    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to SunCoke shall be deemed to have been duly given or made upon actual receipt by SunCoke. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)	if to SunCoke:
Suncoke Energy, Inc.,
Compensation Committee of the Board of Directors
1011 Warrenville Road, Suite 600
Lisle, IL 60532
Attention: Corporate Secretary
(b)    if to the Participant: to the address for Participant as it appears on SunCoke’s records.
2.9    Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
2.10    Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.
2.11    Forfeiture. The shares of Common Stock subject to the Stock Option granted under this Agreement constitute incentive compensation. The Participant agrees that any shares of Common Stock received with respect to this Agreement will be subject to any clawback/forfeiture provisions applicable to SunCoke that are required by law in the future, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.
This Award is conditioned upon the acceptance by the Participant of the terms and conditions of the Award as set forth in this Agreement. To accept this Agreement, a Participant must access E*Trade Financial Services’ website.